Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT made with effect from the 23rd day of June, 2005 (the “Effective Date”)

BETWEEN:
RWH Management Services Ltd.
86 Bearspaw View N.W., Calgary, Alberta, T3R 1A4

(the “Consultant”)

AND:
Elmworth Energy Corporation
1600, 144-4th Avenue SW, Calgary, Alberta, T2P 3N4

(the “Company”)

RECITALS:

A.  The Company has requested RWH Management Services Ltd.'s(" the Consultant") assistance, to manage and grow the Company; and

B.  The Company has agreed to pay the fees for work undertaken on behalf of the Company, on the terms and conditions contained herein.

WITNESSES THAT in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Entire Agreement

This Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any party can be held responsible in any way, other than as expressed in writing in this Agreement.

1.2	Amendments

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

1.3	Invalidity of Particular Provision

It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties. In the event that any particular provision or provisions or a part of one or more is found to be void, voidable or unenforceable for any reason whatsoever, then the particular provision or provisions or part of the provision will be deemed severed from the remainder of this Agreement. The other provisions of this Agreement will not be affected by the severance and will remain in full force and effect.

1.4	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable in such Province.

ARTICLE 2
SERVICES AND REMUNERATION

2.1	Services

The Consultant agrees to use its reasonable efforts to:

(a)    Assume the responsibilities of President of the Company;

(b)    Execute the Company’s operating plan; and,

(c)    Assist management and the Board of Directors of the Company as requested.

2.2	Remuneration

For providing the services set out in 2.1 above, the Company agrees to pay the Consultant the following:

(a)	$ 20,000 US (plus GST) per month payable monthly and commencing of the effective date of June 20, 2005. Funds to be paid by electronic transfer.

2.3	Consultant Not Employee

The parties agree that the Consultant is not an employee of the Company and, as such, save as required by law; there shall be no deductions for any statutory withholdings such as income tax, Canada Pension Plan, Unemployment Insurance or Worker’s Compensation.

2.4	Statutory Withholdings

The Consultant agrees to make and remit all statutory withholdings as may be required to be made by the Consultant in connection with the performance of its services for the Company.

ARTICLE 3
GENERAL OBLIGATIONS OF THE CONSULTANT

3.1	The Company’s Ownership of Rights

The Consultant acknowledges and agrees as follows with respect to the ownership of rights by the Company and the limitation of the Consultant’s rights:

(a)
The Consultant acquires no rights in any inventions or developments or work products, including, but not limited to, documents, written materials, programs, designs, discs and tapes (the “Work Products”) resulting from, derived from or otherwise related to the performance of the Services by the Consultant or the Confidential Information. All such inventions, developments and Work Products are the property of the Company. The Consultant will promptly and duly execute and deliver to the Company such further documents and assurances and take such further action as the Company may from time to time request in order to more effectively carry out the intent and purpose of this section, and to establish and protect the rights, interests and remedies of the Company.

(b)
The Consultant will not at any time apply for any copyright, trade mark, patent, or other intellectual property protection which would affect the ownership by the Company of any rights in the intellectual property associated with the Work Products or file any document with any government authority anywhere in the world or take any other action which could affect such ownership of any intellectual property associated with the Work Products or aid or abet anyone else in doing so.

ARTICLE 4
TERM

4.1    This Agreement will take effect on the Effective Date and will continue in full force and effect for a period of two years with automatic one year renewals unless terminated by one of the parties in accordance with this Agreement.

4.2   Notwithstanding any other provision of this Agreement, the Consultant or the Company may, at any time, give three month’s advance written notice to the other of its intention to terminate this Agreement and on the expiration of such period this Agreement shall be terminated. Such notice may expire on any day of the month and any remuneration payable hereunder shall be proportioned to the date of such termination.

ARTICLE 5
UNAUTHORIZED DISCLOSURE AND UNFAIR COMPETITION

5.1	Unauthorized Disclosure

The consultant acknowledges that:

(a)
The Consultant will be provided with access to confidential and proprietary information and knowledge relating to the business of the Company and the affairs of clients and prospective clients of the Company; and

(b)	The Consultant will be advanced and promoted by the Company to clients and prospective clients of the Company as a person of special competence in the fields comprising the business of the Company.

The information and knowledge referred to in paragraph (a) above collectively comprises an important and valuable asset of the Company and the parties hereto agree and acknowledge that any disclosure or unauthorized use of any such information or knowledge by the Consultant will cause damage to the Company.

The Consultant covenants and agrees that, save and except in the pursuit of the business and affairs of the Company:

(a)
It will not, either during the term of this Agreement or within the period of one (1) year thereafter, directly or indirectly, use or disclose to any person, firm, or corporation, any information relating to the financial status, existing or prospective clients or business methods of the Company, which the Consultant may have acquired in the course of, or as incidental to, its providing consulting services to the Company or the Company’s clients;

(b)
It will not, either during the term of this Agreement or at any time thereafter, remove originals or copies of any reports, records, memoranda or data of any kind or description concerning the business and affairs of the Company, or any client or prospective client of the Company, even where such reports or memoranda have been furnished to or prepared by the Consultant during the term of this Agreement, nor shall the Consultant make copies or notes thereof, of any kind or description, for its own use or the use of others; and

(c)
Upon the termination of this Agreement by either party for any reason whatsoever, the Consultant shall immediately turn over to the Company, all such documents and data referred to in paragraph (b) above, which may be in its possession.

5.2	Unfair Competition

If this Agreement is terminated by the Company or by the Consultant for any reason whatsoever, it is agreed that the Consultant, for a period of one (1) year following the termination of this Agreement shall not individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company, corporation or entity as principal, agent, employee, shareholder, owner, investor, partner or in any other manner whatsoever, engage in any solicitation of business from or employment with a client or customer of the Company, or an active prospective client of the Company which the Consultant contacted, solicited, served or received any business from during the period of providing services to the Company. The consultant has the right to enter into business relationships or employment with persons, firms, associations, syndicates, companies, corporations known to the consultant prior to the commencement of this agreement.

The Consultant agrees that the remedy at law for any breach by it of the provisions of this Article may be inadequate and that in the event of such breach, the Company shall be entitled to make an application to the appropriate Court granting the Company temporary and/or permanent injunctive relief against the Consultant, without the necessity of proving actual damage to the Company.

ARTICLE 6
ASSIGNMENT AND SUBCONTRACTING

6.1   The Consultant shall not assign this Agreement in whole or in part. The Consultant shall not subcontract all or any portion of the services to be performed under this Agreement without the prior written consent of the Company, which consent the Company may withhold in its absolute discretion.

ARTICLE 7
UNDERTAKINGS BINDING ON EMPLOYEES AND/OR SUBCONTRACTORS

7.1   The Consultant shall ensure that the Undertakings contained in Schedules “A” and “B” appended to this Agreement are binding upon and executed by any of its employees and/or permitted subcontractors performing the services agreed to by the Consultant under this Agreement.

ARTICLE 8
LIABILITIES AND INDEMNITIES OF THE CONTRACTOR AND THE COMPANY

8.1   Liability and Indemnity of the Consultant

(a)	The Consultant shall be liable to the Company for any loss or damage arising out of or attributable to the acts or omissions of the Consultant, its agents, subcontractors or employees.

(b)
The Consultant shall indemnify and hold harmless the Company, its directors, officers, employees and agents from and against all claims, demands, losses, costs, damages, suits or proceedings whatsoever (collectively referred to as “Claims”) that arise out of or are attributable to any act or omission of the Consultant or its employees, subcontractors or agents, and the costs thereof, including, without limitation, all legal expenses on a solicitor and client basis, except where such Claims are caused by the negligence of the Company.

(c)
The Consultant shall be liable for and shall indemnify and save harmless the Company and each of its representatives, directors, officers, employees and agents, with respect to any income taxes payable by the Consultant as a result of this Agreement, or for any contributions and penalties imposed on the Company by any governmental or other public authority having jurisdiction, for failure by the Consultant to comply with payment and contribution requirements pursuant to the Workers’ Compensation Act, Canada Pension Plan Act, Unemployment Insurance Act and Income Tax Act.

8.2   Liability and Indemnity of the Company

(a)	The Company shall be liable to the Consultant and its employees for any loss or damage arising out of or attributable to the acts or omissions of the Company, or its employees.

(b)
The Company shall indemnify and hold harmless the Consultant and each of its directors, officers, and employees, from and against all Claims that arise out of or are attributable to any act or omission of the Company or its employees or agents, and the cost thereof, including, without limitation, all legal expenses on a solicitor and client basis, except where such Claims are caused by the negligence of the Consultant.

(c)
The Company shall be liable for and shall indemnify and save harmless the Consultant, its directors, officers, employees and sub-contractors, with respect to any income taxes payable by the Company or for any contributions and penalties imposed on the Consultant by any governmental or other public authority having jurisdiction, for failure by the Company to comply with payment and contribution requirements pursuant to the Workers’ Compensation Board Act, Canada Pension Plan Act, Unemployment Insurance Act and Income Tax Act.

ARTICLE 9
CONFIDENTIALITY AND COOPERATION

9.1	Confidentiality

The Consultant shall keep in confidence and shall not disclose or make available to third parties or in any other way make use of any materials or information the Company provides to the Consultant pursuant to this Agreement, other than to the extent necessary to provide its services set out herein. Upon termination of this Agreement, the Consultant will return to the Company all materials that have been provided to the Consultant by the Company.

ARTICLE 10
GENERAL

10.1	Arbitration

All disputes arising out of or in connection with this contract, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration pursuant to the provisions of the Arbitration Act of Alberta.

10.2	Notices

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement shall be given in writing and shall be given by delivering or faxing same to the Company or the Consultant, as the case may be, as follows:

(a)	To the Consultant at:

RWH Management Services Ltd.
86 Bearspaw View N.W., Calgary, Alberta T3R 1A4
Attention: Ron Hietala

(b)	To the Company at:
Elmworth Energy Corporation
1600, 144-4th Avenue SW, Calgary, Alberta, T2P 3N4
Attention: Mark Gustafson

Any such notice, direction, request or other communication shall be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission. Either party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

10.3	Maintenance of Records

The Consultant agrees to keep records and books of account with supporting vouchers, invoices and other documentation showing expenditures made by it in the performance of the services. The Consultant also agrees to maintain adequate and proper time records with respect to time expended in the performance of the services contemplated by this Agreement. The Company has the right to examine, at all reasonable times, the records and books of account of the Consultant to the extent necessary to verify amounts claimed by the Consultant pursuant to this Agreement.

10.4	Laws

This Agreement is governed by the laws of the Province of Alberta.

10.5	Waiver

No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right, nor will any single or partial exercise of any such right or power preclude any further or other exercise of such right or power under this Agreement. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective unless it is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

10.6	Enurement

This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement.

Per authorized signatory

/s/ RON W. HIETALA
RWH Management Services Ltd.

Per authorized signatory:

/s/ MARK GUSTAFSON
Elmworth Energy Corporation